Exhibit 99_1

Contact:

Adolor Corporation	Sam Brown, Inc. (media)
Lizanne Wentz	Mike Beyer (312) 961-2502
Corporate Communications	Stern Investor Relations (investors)
(484) 595-1500	Lilian Stern (212) 362-1200

ADOLOR ANNOUNCES FDA UPDATE

Exton, PA – January 10, 2005 – Adolor Corporation (Nasdaq: ADLR) announced today that the U.S. Food and Drug Administration (FDA), as part of its review of Adolor’s New Drug Application (NDA) for Entereg (alvimopan) (TM), has requested that the company provide information from the GlaxoSmithKline (GSK) European Phase 3 clinical study (SB-767905/001) of alvimopan in postoperative ileus (POI). Study 001 was conducted by GSK in Europe, Australia and New Zealand to support a Marketing Authorization Application (MAA) in the European Union. Top-line results from Study 001 were announced by Adolor on December 23, 2004. Adolor and GSK are collaborating on the worldwide development and commercialisation of alvimopan.

“We will work closely with our partner GSK to provide this information to the FDA,” said Bruce Peacock, president and chief executive officer of Adolor Corporation. “Our goal is to deliver the information in a time frame that would allow for an extension of three months to the Prescription Drug User Fee Act (PDUFA) target action date of April 25, 2005.”

“A number of positive findings and the safety profile of Study 001validate observations in previous studies,” commented Dr. Yvonne Greenstreet, Senior Vice President, Medicine Development Centre at GlaxoSmithKline. “We believe that the information from the Study will be valuable to the FDA in its consideration of the Entereg(TM) NDA.”

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg (alvimopan) is Adolor’s lead product candidate. Adolor is developing a sterile lidocaine patch, which is in Phase 2 clinical development for post-incisional pain. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that Adolor does not provide the information from Study 001 in a time frame that would allow FDA to consider it in connection with the Entereg(TM) NDA prior to the PDUFA target action date of April 25, 2005; the risk that the FDA does not extend the PDUFA date; the risk that Adolor may not obtain FDA approval for Entereg(TM), whether due to the adequacy of the results of the Studies 14CL302, 14CL306, 14CL308 and 14CL313 to support FDA approval of Entereg(TM), the results from other clinical trials of Entereg(TM), including Study 001, the adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, reliance on third party manufacturers, adverse safety findings or otherwise; the risk that the FDA may not agree with Adolor’s analyses of Studies 14CL302, 14CL306, 14CL308 and 14CL313 and may evaluate the results of these studies by different methods or conclude that the results from the studies are not statistically significant, clinically meaningful or do not support safety or that there were human errors in the conduct of the studies or otherwise; the risk that the FDA will not meet the PDUFA target action date for the Entereg(TM) NDA; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(TM); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; securities litigation; and other risk factors detailed from time to time in reports filed by Adolor with the Securities and Exchange Commission.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s filings with the SEC, including but not limited to Adolor’s Report on Form 10-Q for the quarter ended September 30, 2004 filed November 2, 2004, Report on Form 10-Q for the quarter ended June 30, 2004 filed August 4, 2004, Report on Form 10-Q for the quarter ended March 31, 2004 filed May 4, 2004 and Adolor’s Annual Report on Form 10-K for the year ended December 31, 2003 filed March 4, 2004. Adolor urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

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This press release is available on the website www.adolor.com.